<logo> Citicorp Mortgage, Inc.
Mail Station 313
P.O. Box 790013
St. Louis. Missouri 63179-0013

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention:  Tracey Waldman

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1996 fiscal year:

(A)	I have reviewed the activities and performance of
the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust
Agreement, Pooling and Servicing Agreement and/or
Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, NA.;

(B)	I have confirmed that the Servicer is currently an approved
FNMA or FHLMC servicer in good standing;

(C)	I have confirmed that the Fidelity Bond, the
Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing
Agreement, Trust Agreement, Pooling and Servicing
Agreement and/or Seller/Servicer Guide are in full force and effect;

(D)	All premiums for each Hazard Insurance
Policy, Flood Insurance Policy (if applicable) and
Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E)	All real estate taxes, governmental
assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank
Minnesota, NA.;

(F)	All Custodial Accounts have been reconciled and are properly funded; and

(G)	All annual reports of Foreclosure and
Abandonment of Mortgage Property required per
section 6050J and 6050P of the Internal Revenue
Code, respectively, have been prepared and filed.
Certified By:

/s/Linda Reed
Assistant Secretary
Title
March 26, 1997
Date